UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 3, 2006
PANERA BREAD COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-19253	04-2723701
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

6710 Clayton Road
Richmond Heights, MO	63117
(Address of principal executive offices)	(Zip Code)
314-633-7100
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On April 3, 2006, Panera Bread Company (the “Company”) announced that Neal J. Yanofsky was appointed as the Company’s new President and that John M. Maguire was appointed as the Company’s new Executive Vice President, both effective immediately. Also on April 3, 2006, the Company announced that Jeffrey W. Kip was appointed as the Company’s new Senior Vice President and Chief Financial Officer effective as of May 5, 2006, replacing Mark E. Hood in those capacities. The Company also announced that Mr. Hood will continue to serve as Senior Vice President and Chief Financial Officer until May 4, 2006 and will then serve as a consultant to the Company through August 31, 2006.
     Prior to his promotion, Mr. Yanofsky, age 48, had served as the Company’s Executive Vice President and Chief Administrative Officer since June 2003. From June 1999 to June 2003, Mr. Yanofsky was an independent business consultant with a practice focused on strategy development for high growth firms, including the Company. From April 1990 to June 1999, Mr. Yanofsky held the following positions with Fidelity Capital, the private equity arm of Fidelity Investments, Vice President of Fidelity Ventures from 1992 to June 1999, Senior Project Manager at Fidelity Capital from 1991 to 1992, and Chief Financial Officer of Boston Coach, a Fidelity owned provider of executive transportation services, from 1990 to 1991.
     The Company and Mr. Yanofsky are parties to an Executive Employment Letter Agreement dated June 3, 2003, which originally provided Mr. Yanofsky with an initial base salary of $375,000, stock options for 200,000 shares of Class A Common Stock vesting over five years and a right to participate in the Company’s performance compensation program. Mr. Yanofsky is also a party to a Confidentiality and Proprietary Information and Non-Competition Agreement, described below, which provides for certain severance benefits. Mr. Yanofsky’s 2006 annual base salary is $463,500 and his 2006 target bonus is equal to 75% of his annual base salary.
     Prior to his promotion, Mr. Maguire, age 40, had served as the Company’s Senior Vice President and Chief Company and Joint Venture Operations Officer since August 2001. Mr. Maguire joined the Company in April 1993. From April 2000 to July 2001, Mr. Maguire served as the Company’s Vice President, Bakery Operations. From November 1998 to March 2000, Mr. Maguire served as the Company’s Vice President, Commissary Operations, and from April 1993 to October 1998, Mr. Maguire was a manager and director of the Company. In his new position, Mr. Maguire will continue to provide executive oversight for all Company operations and will add executive oversight of development and retail bakery operations.
     The Company and Mr. Maguire are parties to an Executive Employment Letter Agreement dated June 22, 2000, which originally provided Mr. Maguire with an initial base salary of $140,000 and a right to participate in the Company’s performance compensation program. Mr. Maguire is also a party to a Confidentiality and Proprietary Information and Non-Competition Agreement, described below, which provides for certain severance benefits. Mr.

Maguire’s 2006 annual base salary is $350,000 and his 2006 target bonus is equal to 50% of his annual base salary.
     Prior to his promotion, Mr. Kip, age 38, had served as the Company’s Vice President, Finance and Planning since November 2003 and as the Company’s Vice President, Corporate Development from May 2003 to November 2003. From November 2002 to April 2003, Mr. Kip was an Associate Director and then Director at UBS, an investment banking firm, and from August 1999 to November 2002, Mr. Kip was an Associate at Goldman Sachs, an investment banking firm.
     The Company and Mr. Kip are parties to an Executive Employment Letter Agreement dated April 18, 2003, which originally provided Mr. Kip with an initial base salary of $180,000, a one-time relocation payment of $70,000, stock options for 30,000 shares of Class A Common Stock vesting over five years and a right to participate in the Company’s performance compensation program. Mr. Kip is also a party to a Confidentiality and Proprietary Information and Non-Competition Agreement, described below, which provides for certain severance benefits. Mr. Kip’s 2006 annual base salary is $275,000 and his 2006 target bonus is equal to 30% of his annual base salary.
     Each of Mr. Yanofsky, Mr. Maguire and Mr. Kip are parties to Confidential and Proprietary Information and Non-Competition Agreements with the Company that provide that, in the event the executive is terminated without cause, he will receive his then current annual base salary (including car allowance, if applicable) and insurance benefits, and may make contributions to the Company’s 401 (k) plan, for a period of one year. All such payments would be reduced by any compensation received in connection with future employment during such year, and are contingent upon his compliance with confidentiality and non-compete provisions of the agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANERA BREAD COMPANY

Date: April 7, 2006	By:	/s/ Mark E. Hood

	Name:	Mark E. Hood
	Title:	Senior Vice President,
Chief Financial Officer